UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 12, 2014

NUSTATE ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its chapter)

Nevada	000-25753	87-04496677
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Main Street, Suite 1980, Columbia, South Carolina	29201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(803) 748-1309

Former name or former address, if changed since last report	Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Unregistered Sales of Equity Securities

On March 25, 2014, NuState Energy Holdings, Inc. (the "Company") agreed to issue approximately 34,000,000 shares of Common Stock, subject to adjustment (the "ASC Shares") to ASC Recap LLC ("ASC"), in connection with the settlement of up to $2,531,565,000 in accounts payable of the Company (the "Claim Amount"), plus attorney fees and costs. In order to resolve the full Claim Amount, the Company would be required to issue additional shares to ASC from time to time. The issuance is exempt from the registration requirements of the Securities Act as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions.

The ASC Shares were issued pursuant to an Order Approving Stipulation for Settlement of Claims (the "Order") between the Company and ASC entered by the Superior Court of the State of Florida, Judicial District of Leon County on March 12, 2014, in settlement of accounts payable of the Company purchased by ASC from creditors of the Company in the aggregate amount equal to the Claim Amount, plus fees and costs. Pursuant to the agreed Order, ASC is entitled to 200,000 shares, plus that number of shares of Common Stock that is equal to the Claim Amount and reasonable attorney fees divided by seventy-five percent (75%) of the volume weighted average price as reported by Bloomberg over a period of time beginning on the date on which ASC receives the ASC Shares and ending on the date on which the aggregate trading volume of the Company's common stock is equal to three times the purchase price of the shares. At no time may ASC and its affiliates collectively own more than 9.99% of the total number of shares of Common Stock outstanding.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10	Order Granting Approval of Settlement Agreement and Stipulation, dated March 12, 2014.
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuState Energy Holdings, Inc.

Dated: April 10, 2014	By: /s/ Kevin Yates
Kevin Yates
Chairman of the Board
(principal executive and principal financial officer)
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